UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2014 (December 31, 2013)

CYALUME TECHNOLOGIES HOLDINGS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-52247	20-3200738
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Windsor Street	01089
West Springfield, Massachusetts	(Zip Code)
(Address of Principal Executive Offices)

(413) 858-2500

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 31, 2013, the Employment Agreement, dated September 1, 2011 (as subsequently amended, the “Employment Agreement”), between Cyalume Specialty Products, Inc. (“CSP”), a wholly-owned subsidiary of Cyalume Technologies Holdings, Inc. (the “Company”), and James G. Schleck, a member of the Company’s board of directors, and the employment of Mr. Schleck by CSP pursuant to the Employment Agreement, was terminated by mutual agreement. On that date, CSP and Mr. Schleck entered into a Separation and Release Agreement (the “Separation Agreement”), pursuant to which, among other things, in accordance with the terms of the Employment Agreement CSP will provide Mr. Schleck with continued payment of his base salary for a period of six months, ending on June 30, 2014. The Separation Agreement also contained a customary release of claims by Mr. Schleck, as well an acknowledgement by Mr. Schleck that the restrictive covenants contained in the Employment Agreement continue following the termination of the Employment Agreement in accordance with their terms. Also on that date, CSP and Mr. Schleck entered into a Consulting Agreement (the “Consulting Agreement”), pursuant to which, among other things, Mr. Schleck will provide advisory consulting services to CSP and its affiliates, on an as-needed basis, in exchange for a consulting fee of $1,000 per month. The Consulting Agreement has a term of one year, subject to earlier termination by either party upon 30 days’ prior written notice, and contains customary restrictive covenants, including non-competition and non-solicitation of employee provisions that apply during the term of the Consulting Agreement and for a period of two years after the termination of Mr. Schleck’s engagement with CSP.

The foregoing summary provides only a brief description of the Separation Agreement and the Consulting Agreement. The summary does not purport to be complete and is qualified in its entirety by the full text of the Separation Agreement and the Consulting Agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Michael Bielonko
Name:	Michael Bielonko
Title:	Chief Financial Officer

Date: January 7, 2014

3